                          OXIS INTERNATIONAL ANNOUNCES
                             SHARES TO BE LISTED ON
                       LE NOUVEAU MARCHE BY MAY 15, 1997


May 6, 1997 PARIS -- OXIS International, Inc. (NASDAQ: OXIS) announced today that it has entered into an agreement with its underwriters whereby 10,000,000 shares of the Company's common stock will be listed on the Paris Stock Market, Le Nouveau Marche no later than on May 15, 1997. The settlement from the sale of such shares will close no later than May 20, 1997. OXIS will be the first previously listed U.S. NASDAQ company to be also listed on the Le Nouveau Marche.

The offering proceeds should allow the Company to advance its lead therapeutic molecule BXT-51072 into Phase II Clinical Trials and initiate preclinical studies in a second lead molecule, TX-153, a lipid soluble antioxidant.

OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules and supportive technologies to treat diseases associated with damage from free radicals and reactive oxygen species (ROS), i.e., diseases of oxidative stress. OXIS' lead therapeutic molecule, BXT-51072, is a glutathione peroxidase mimic that completed Phase I trials and for which OXIS filed an IND for inflammatory bowel diseases in 1996. A second advanced molecule, TX-153, is a lipid soluble antioxidant that protects cell membranes from damage from free radicals and ROS. OXIS is headquartered in Portland, Oregon, with a French subsidiary, OXIS International, S.A., located outside of Paris.

All securities mentioned in this press release have not been registered under the Securities Act of 1933, as amended. The foregoing securities may not be offered and sold in the United States, absent registration under the Securities Act or an applicable exemption from such registration requirements.

Certain of the statements contained in this press release are forward-looking statements that are based on current expectations which involve a number of uncertainties, including the company's ability to enter the Le Nouveau Marche stock market and to further advance the Company's products. The events described herein may not occur in a timely manner, or at all. Accordingly, the company's future activities may differ materially from those projected in the forward-looking statements.